EXHIBIT 99.1

November 9, 2006	Company Press Release	Flowers Foods (NYSE: FLO)

FLOWERS FOODS ANNOUNCES RESULTS FOR THE THIRD QUARTER
OF FISCAL 2006; UPDATES GUIDANCE
THOMASVILLE, GA—Flowers Foods (NYSE: FLO) today reported sales of $441.1 million for its 12-week third quarter ended October 7, 2006, an 8.1% increase over the $408.0 million reported for the third quarter last year. Net income for the quarter was $22.6 million, or $.37 per share, compared to the $11.8 million, or $.19 per share, reported for the third quarter of 2005. The net income reported includes a $5.5 million, or $.09 per share, tax benefit reported in discontinued operations due primarily to the reversal of tax reserves resulting from the completion of prior year audits. Income from continuing operations was $17.1 million in the quarter, an increase of 26.6% over the $13.5 million reported for the comparable 12-weeks of 2005. Diluted income per share from continuing operations for the quarter was $.28, an increase of 27.3% over the $.22 per share reported for the third quarter of 2005.
Sales for the 40-week period ended October 7, 2006, were $1.450 billion, a 9.9% increase over the $1.319 billion reported for the comparable 40-week period last year. Net income for the 40-weeks was $65.2 million, or $1.05 per share, compared to $49.5 million, or $.77 per share, reported for the comparable period of 2005. For the 40-weeks, income from continuing operations before the cumulative effect of a change in accounting principle was $59.0 million, an increase of 15.5% over the $51.1 million reported for the comparable 40-week period last year. Diluted income per share from continuing operations before the cumulative effect of a change in accounting principle was $.95 for the 40-week period, an increase of 18.7% over the $.80 per share reported for the 40-week period of 2005.
“Flowers Foods performed well in the quarter,” commented George E. Deese, chairman of the board, CEO, and president. “Our Bakeries Group delivered a 9.9% sales increase, continuing to show the strength of our brands and execution in the marketplace. Our Specialty Group sales increased slightly, even with the planned loss of contract production of certain snack cakes, which will be complete by the end of the year. In the third quarter, both fresh and frozen foodservice sales experienced double-digit growth.

“Good results for the quarter were achieved in the face of higher ingredient and energy costs. Price increases were in place by the last week of the third quarter and should help offset the higher costs we will experience in the fourth quarter and the new year. Therefore, we expect to deliver record results for 2006. Looking ahead, we will continue to execute our strategies and expect solid sales and earnings growth in 2007,” Deese said.
Updated Guidance for Fiscal 2006
Based on the company’s strong performance through the third quarter, management slightly increased its earnings guidance for fiscal 2006 and now anticipates sales growth of 10.0% to 10.4%, or $1.888 billion to $1.895 billion. Income from continuing operations before cumulative effect of a change in accounting principle is expected to be $72.0 million to $74.5 million, or 3.8% to 3.9% of sales. With approximately 62.0 million average shares outstanding, income per share from continuing operations before cumulative effect of a change in accounting principle for 2006 is expected to be $1.16 to $1.20, an increase of 17% to 21% over fiscal 2005. The company’s previous sales guidance for 2006 was $1.880 billion to $1.895 billion, an increase of 9.6% to 10.4%. Previously, income from continuing operations before cumulative effect of a change in accounting principle was expected to be $69.0 million to $74.0 million, or $1.11 to $1.19 per share. Capital spending in fiscal 2006 is estimated to be $60.0 million to $63.0 million, reflecting the company’s production capacity expansion to meet the demands of the market.
Preliminary Guidance for Fiscal 2007
Offering preliminary guidance for 2007, Deese said the company expects sales growth of 5% to 8% in the year ahead, excluding any future acquisitions. Therefore, sales for fiscal 2007 are expected to be $1.982 billion to $2.047 billion. The company expects net income from continuing operations to be 4.0% to 4.4% of sales, or $81.0 million to $87.0 million. With approximately 61.0 million average shares outstanding, earnings per share are expected to be $1.33 to $1.43, an increase of 11.0% to 23.0% over the fiscal 2006 guidance. Capital spending in fiscal 2007 is expected to be $60.0 million to $65.0 million, an amount that reflects the company’s goals to meet maintenance needs and continue to expand production capacity to meet the demands of the market.
Details of 3Q Results
The sales increase of 8.1% in the third quarter resulted from favorable pricing of 6.2% and a positive mix shift of 2.6%, offset by a 0.7% decline in units. During the quarter, Bakeries Group sales grew at 9.9% due to favorable pricing of 5.4%, a volume increase of 4.4%, and a 0.1% favorable product mix shift. The favorable pricing reflects actions taken since late 2005 and is an indication of the company’s ability to offset increased costs. The volume growth was driven by branded white bread, including Whitewheat, and Nature’s Own variety breads. Derst Baking Company, acquired in February 2006, contributed $12.1 million in the quarter, which is reflected in the Bakeries Group volume increase. Flowers Specialty sales increased 1.3%, driven by favorable pricing of 6.8% and a positive mix shift of 4.2%. Those increases were negatively impacted by a 9.7% volume decline in the quarter due to the planned loss of contract snack cake production for certain customers.
Gross margin remained constant at 49.5% of sales as compared to the prior year’s quarter. The pricing gains during the quarter were negatively impacted by higher ingredient and energy costs.
Selling, marketing and administrative expenses as a percentage of sales for the third quarter was 40.1% compared with 41.0% in the prior year’s third quarter. The decrease for the quarter as a percent of sales was due to increased sales, lower pension expense, and the effects of costs and insurance proceeds related to Hurricane Katrina.
During the third quarter, the company received insurance proceeds of $2.5 million, for which $2.0 million was for losses related to Hurricane Katrina and $0.5 million was for the recovery of business interruption related to the Montgomery, Ala., equipment fire that occurred during the first quarter of 2006. The $0.5 million related to the Montgomery fire was recorded in materials, supplies, labor, and other production costs. Approximately $0.4 million of the Hurricane Katrina proceeds were recorded in selling, marketing and administrative expenses and the remaining $1.6 million was recorded as a gain on insurance recovery as it related to recovery of certain property damage.
Depreciation and amortization expense for the quarter was relatively flat as a percentage of sales quarter to quarter. Net interest income for the quarter of $1.1 million was down slightly compared to the third quarter last year due to higher interest expense on debt service. The effective tax rate for continuing operations for the quarter was 35.6%. This includes an adjustment to reduce the full year estimated effective rate by approximately 0.5%, from the 37% previously estimated to 36.5%.
During the third quarter the company recorded a tax benefit from discontinued operations of $5.5 million, or $.09 per share. This benefit is the result of the company completing Internal Revenue Service audits and sustaining its tax positions.

Cash flow from operations remained strong at $32.5 million for the quarter. The company acquired 484,966 shares of its common stock for $13.0 million, an average of $26.84 per share during the third quarter. Since inception of the stock repurchase plan and through the third quarter of fiscal 2006, the company has acquired 11.4 million shares of its common stock totaling $236.7 million, an average of $20.82 per share. The plan authorizes the company to repurchase up to 15.3 million shares of common stock.
The board of directors will consider the dividend at its next regularly scheduled meeting. Any action taken will be announced following that meeting.
Conference Call
Flowers Foods will broadcast its quarterly conference call over the Internet at 10:30 a.m. (Eastern) November 9, 2006. The call will be broadcast live on Flowers’ Web site, www.flowersfoods.com, and can be accessed by clicking on the web cast link on the home page. The call also will be archived on the company’s website.
Company Information
Headquartered in Thomasville, Ga., Flowers Foods is one of the nation’s leading producers and marketers of packaged bakery foods for retail and foodservice customers. Flowers operates 37 bakeries that produce a wide range of bakery products marketed throughout the Southeastern, Southwestern, and mid-Atlantic states via an extensive direct-store-delivery network and nationwide through other delivery systems. Among the company’s top brands are Nature’s Own, Cobblestone Mill, Sunbeam, Blue Bird, and Mrs. Freshley’s. For more information, visit www.flowersfoods.com.
Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing and (f) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company’s filings with the Securities and Exchange Commission.
Contact:
Jimmy M. Woodward, Senior VP and Chief Financial Officer, (229) 227-2266
Marta J. Turner, Senior VP/Corporate Relations, (229) 227-2348

Consolidated Statement of Income
(000’s omitted, except per share data)

	For the 12 - Week	For the 12 - Week	For the 40 - Week	For the 40 - Week
	Period Ended	Period Ended	Period Ended	Period Ended
	October 7, 2006	October 8, 2005	October 7, 2006	October 8, 2005
Sales	$441,091	$408,005	$1,450,476	$1,319,345
Materials, supplies, labor and other production costs	222,683	205,955	726,043	661,230
Selling, marketing and administrative expenses	176,992	167,149	583,787	534,164
Depreciation and amortization	14,796	13,530	48,735	44,697
Gain on insurance recovery	(1,598)	0	(2,252)	0
Other income	0	0	0	(1,591)

Income from continuing operations before interest, income taxes, minority interest and cumulative effect of a change in accounting principle (EBIT)	28,218	21,371	94,163	80,845
Interest income, net	1,051	1,483	3,858	4,976

Income from continuing operations before income taxes, minority interest and cumulative effect of a change in accounting principle (EBT)	29,269	22,854	98,021	85,821
Income tax expense	10,425	8,257	35,760	32,370

Income from continuing operations before minority interest and cumulative effect of a change in accounting principle	18,844	14,597	62,261	53,451
Minority interest in variable interest entity	(1,784)	(1,125)	(3,217)	(2,325)

Income from continuing operations before cumulative effect of a change in accounting principle	17,060	13,472	59,044	51,126
Income (loss) from discontinued operations, net of tax	5,509	(1,627)	6,731	(1,627)

Income before cumulative effect of a change in accounting principle	22,569	11,845	65,775	49,499
Cumulative effect of a change in accounting principle, net of tax	0	0	(568)	0

Net income	$22,569	$11,845	$65,207	$49,499

Per share amounts:
Income from continuing operations before cumulative effect of a change in accounting principle	$0.28	$0.22	$0.95	$0.80
Income from discontinued operations	0.09	(0.03)	0.11	(0.03)
Cumulative effect of a change in accounting principle	0.00	0.00	(0.01)	0.00

Net income	$0.37	$0.19	$1.05	$0.77

Diluted weighted average shares outstanding	61,576	62,389	61,862	63,923

Flowers Foods
Segment Reporting
(000’s omitted)

	For the 12 - Week	For the 12 - Week	For the 40 - Week	For the 40 - Week
	Period Ended	Period Ended	Period Ended	Period Ended
	October 7, 2006	October 8, 2005	October 7, 2006	October 8, 2005
Sales:
Flowers Bakeries Group	$353,992	$322,013	$1,162,069	$1,038,616
Flowers Specialty Group	87,099	85,992	288,407	280,729

	$441,091	$408,005	$1,450,476	$1,319,345

EBITDA from Continuing Operations Before Cumulative
Effect of a Change in Accounting Principle:
Flowers Bakeries Group	$41,271	$34,683	$139,268	$117,965
Flowers Specialty Group	7,177	6,611	22,961	28,257
Flowers Foods	(5,434)	(6,393)	(19,331)	(20,680)

	$43,014	$34,901	$142,898	$125,542

Depreciation and Amortization:
Flowers Bakeries Group	$11,806	$10,904	$38,797	$35,924
Flowers Specialty Group	3,023	2,687	10,093	8,782
Flowers Foods	(33)	(61)	(155)	(9)

	$14,796	$13,530	$48,735	$44,697

EBIT from Continuing Operations Before Cumulative
Effect of a Change in Accounting Principle:
Flowers Bakeries Group	$29,465	$23,779	$100,471	$82,041
Flowers Specialty Group	4,154	3,924	12,868	19,475
Flowers Foods	(5,401)	(6,332)	(19,176)	(20,671)

	$28,218	$21,371	$94,163	$80,845

Flowers Foods
Condensed Consolidated Balance Sheet
(000’s omitted)

October 7, 2006
Assets
Cash and Cash Equivalents	$29,228
Other Current Assets	218,679
Property, Plant & Equipment, net	468,080
Distributor Notes Receivable (includes $9,577 current portion)	81,516
Other Assets	27,874
Cost in Excess of Net Tangible Assets, net	100,905

Total Assets	$926,282

Liabilities and Stockholders’ Equity
Current Liabilities	$175,905
Bank Debt	77,000
Other Debt and Capital Leases (includes $4,836 current portion)	35,569
Other Liabilities	72,919
Minority Interest in Variable Interest Entity	6,832
Common Stockholders’ Equity	558,057

Total Liabilities and Stockholders’ Equity	$926,282

Flowers Foods
Condensed Consolidated Statement of Cash Flows
(000’s omitted)

	For the 12 - Week	For the 40 - Week
	Period Ended	Period Ended
	October 7, 2006	October 7, 2006
Cash flows from operating activities:
Net income	$22,569	$65,207
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	14,796	48,735
Minority interest in variable interest entity	1,784	3,217
Discontinued operations	(5,509)	(5,509)
Pension contributions	0	(14,000)
Cumulative effect of a change in accounting principle (SFAS 123R)	0	930
Stock compensation	1,711	6,765
Changes in assets and liabilities	(2,829)	1,436

Net cash provided by operating activities	32,522	106,781

Cash flows from investing activities:
Purchase of property, plant and equipment	(17,696)	(49,992)
Acquisitions, net of cash acquired	0	(887)
Other	(1,455)	(5,357)

Net cash disbursed for investing activities	(19,151)	(56,236)

Cash flows from financing activities:
Dividends paid	(7,571)	(21,421)
Stock options exercised	0	5,981
Income tax benefit related to stock awards	0	8,132
Stock repurchases	(13,014)	(53,176)
Payment of financing fees	0	(391)
Decrease in book overdraft	(1,897)	(1,146)
Proceeds from debt borrowings	87,300	303,600
Debt and capital lease obligation payments	(66,605)	(273,897)

Net cash disbursed for financing activities	(1,787)	(32,318)

Net increase in cash and cash equivalents	11,584	18,227
Cash and cash equivalents at beginning of period	17,644	11,001

Cash and cash equivalents at end of period	$29,228	$29,228